Exhibit 99.1

MAP Pharmaceuticals Receives Complete Response Letter from FDA for

LEVADEX® (dihydroergotamine) NDA

—No new clinical studies requested — — MAP Pharmaceuticals to Host

Conference Call on Tuesday, March 27, 8:00 a.m. Eastern Time

March 26, 2012 (MOUNTAIN VIEW, Calif.) — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that the United States Food and Drug Administration (FDA) has issued a Complete Response letter to its New Drug Application (NDA) for LEVADEX® (dihydroergotamine) inhalation aerosol.

In the Complete Response letter, the FDA requested that the Company address issues relating to chemistry, manufacturing and controls (CMC) and observations from a recent facility inspection of a third party manufacturer. The FDA also indicated that it had not been able to complete review of inhaler usability information requested late in the review cycle by the FDA.

The FDA did not cite any clinical safety or efficacy issues, nor did the FDA request that any additional clinical studies be conducted prior to approval. The Company is pleased with the FDA-provided revisions to product labeling and packaging, including correct use of the LEVADEX trade name. The Company continues to pursue approval of LEVADEX for the acute treatment of migraine in adults.

MAP Pharmaceuticals plans to request a meeting with the FDA to discuss the issues raised in the Complete Response letter.

“MAP is committed to making this important new therapy available to people who experience migraine. We will continue to work closely with the FDA to finalize our product labeling and to address the issues raised in the Complete Response letter as quickly as possible,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals.

CONFERENCE CALL INFORMATION

MAP Pharmaceuticals management will host a conference call on Tuesday, March 27, 2012 at 8:00 a.m. Eastern Time (5:00 a.m. Pacific Time) and individuals may participate in the conference call by dialing (877) 291-1367 (domestic) or (253) 237-1128 (international). To access the webcast, please visit the Company’s website at www.mappharma.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call.

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The New Drug Application for LEVADEX is currently under review by the U.S. Food and Drug Administration. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

LEVADEX and TEMPO are trademarks of MAP Pharmaceuticals, Inc.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the regulatory approval process for the Company’s LEVADEX product candidate. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, available at http://edgar.sec.gov.

MAP Pharmaceuticals Contact:

Christopher Chai, 650-386-3107 (investors)

Lisa Borland, 650-386-3122 (media)

Denise Powell 510-703-9491 (media)

SOURCE: MAP Pharmaceuticals, Inc.